EXHIBIT 99.1

                           Whittier Energy Corporation


May 13, 2004

For Immediate Release

Whittier Energy Corporation announces the acquisition of Cut Off Field in Lafourche Parish, Louisiana

HOUSTON - May 13, 2004 - Whittier Energy (OTCBB: WHIT) today announced the acquisition of an operated working interest in the Cut Off Field located in Lafourche Parish, Louisiana for $1.65 million dollars from an undisclosed private company. Whittier acquired an average working interest of 73% in four producing oil wells, one salt water disposal well and two shut-in wells, with an effective date of March 1, 2004. Gross production from the field is approximately 210 Bopd (barrels of oil per day) and 150 Mcfd (thousand cubic feet per day). Net production to Whittier is approximately 105 Bopd and 35 Mcfd. Whittier paid for the property using $650,000 from working capital and $1.0 million from its revolving line of credit with Compass Bank. The Company has estimated net proved reserves in the field to be in excess of 350,000 barrels of oil equivalent.

Additionally, Whittier is pleased to announce that it has retained Enercom, Inc. to help with its investor relations needs. EnerCom works primarily with energy industry clients from its Houston and Denver offices.

Management Comments

"This property is a timely purchase given the current high commodity price environment we are in." said Bryce Rhodes, President and CEO. "We are excited about the additional cashflow this acquisition will generate and it fits within our existing area of operations. We have also identified behind-pipe reserves in two wells, reflecting our strategy of acquiring assets with upside potential to generate long-term value for Whittier. The field is in excellent condition and we believe there may be additional opportunities to improve its operating efficiency."

About Whittier

Whittier is an independent oil and gas exploration and production company headquartered in Houston, Texas, which operates properties in Texas and Louisiana and owns various non-operated working interests in Oklahoma, Texas, Wyoming and California.

Forward-Looking Statements: The information contained in this press release may contain projections, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. Although the Company believes that its expectations are based on reasonable assumptions, no assurances can be given that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:

Whittier Energy Corporation
Bryce W. Rhodes, (760) 943-3959